Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Other Service Providers”, “Experts” and “Financial Highlights” within the Prospectus/Proxy Statement and to the use of our reports dated September 25, 2020 relating to the financial statements of AB Large Cap Growth Fund, Inc. for the year ended July 31, 2020 and dated February 26, 2021 relating to the financial statements of AB FlexFee Large Cap Growth Portfolio, one of the portfolios constituting AB Cap Fund, Inc., for the year ended December 31, 2020, which are incorporated by reference in the Registration Statement (Form N-14) of AB Large Cap Growth Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

May 10, 2021